Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Quoin Pharmaceuticals Ltd. on Form S-8 (File No. 333-270555) of our report dated March 14, 2024, with respect to our audits of the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Quoin Pharmaceuticals Ltd. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
East Hanover, NJ
March 14, 2024